Applied Digital Reports 2005 Third Quarter Financial Results
Tuesday November 1, 7:00 am ET

VeriChip Corporation Reports Record Revenue

62 Hospitals have Agreed to Implement VeriMed Patient Identification System

DELRAY BEACH, Fla.--(BUSINESS WIRE)--Nov. 1, 2005--Applied Digital (Nasdaq: ADSX - News), a leading provider of identification and security technology, today reported financial results for the third-quarter ended September 30, 2005. The Company's consolidated financial results include the balance sheets, operating results and cash flows of its majority-owned subsidiaries, Digital Angel Corporation (AMEX: DOC - News) and InfoTech USA, Inc. (OTC: IFTH - News).

Revenue for the third quarter of 2005 was $27.8 million, compared to $27.7 million in revenue in the third quarter of 2004. The Company generated growth at its VeriChip subsidiary, where revenue was $6.1 million for the third quarter of 2005 compared to $3.0 million for the second quarter of 2005 and compared to $23,000 for the third quarter of 2004. The increase was primarily due to the additions of, and improvements with, the two acquired companies that are now part of VeriChip Corporation. The Company also saw an increase in revenue from its majority-owned subsidiary, Digital Angel Corporation. These increases helped to offset a decrease in revenue at the Company's wholly-owned subsidiary, Government Telecommunications, Inc. ("GTI"). Revenue for the nine-months ended September 30, 2005 was $79.1 million, a decrease from the $80.6 million in revenue in the first nine months of 2004. VeriChip revenue for the nine-months ended September 30, 2005 was $9.1 million compared to $0.2 million in revenue in the first nine months of 2004. This increase helped offset the revenue decrease at GTI, which was primarily attributable to the termination of a low-margin contract between GTI and the United States Postal Service in January 2005. Excluding the impact of this contract, revenue increased from 2004 to 2005.

Gross profit increased to approximately $11.5 million in the third quarter of 2005 compared to approximately $7.6 million in the third quarter of 2004, and gross profit margins increased to 41.5% in the third quarter of 2005 compared to gross profit margins of 27.5% in the third quarter of 2004. Gross profit increased to approximately $31.5 million in the nine-months ended September 30, 2005 compared to approximately $22.9 million in the comparable 2004 period, and gross profit margins increased to 39.8% in the first nine months of 2005 compared to gross profit margins of 28.5% in the nine-months ended September 30, 2004. Gross margin in both the third quarter and first nine months of 2005 significantly improved as a result of a more favorable mix of business, due primarily to sales of higher margin products from VeriChip Corporation. VeriChip Corporation's gross profit margins were approximately 62% during the nine-months ended September 30, 2005.

The loss from continuing operations for the third quarter of 2005 was approximately $(2.7) million compared to a loss from continuing operations of $(2.8) million for the third quarter of 2004. Loss from continuing operations, after the deduction of preferred stock dividends and accretion of preferred stock beneficial conversion feature, was $(2.8) million, or $(0.04) per share basic, and $(2.8) million, or $(0.05) per share basic, respectively. Included in the results for the third quarters of 2005 and 2004 was a non-cash interest expense of approximately $34,000 and $0.3 million, respectively, as a result of the quarter-to-quarter revaluation of certain of the Company's warrants. These warrants were issued to certain investors in connection with the repayment of IBM Credit, the Company's former lender. As a result of the warrants' being exchangeable into shares of the Digital Angel common stock owned by the Company, the warrants are required to be re-valued each reporting period. Fluctuations in the market price of Digital Angel's common stock result in increases/decreases in the value of the warrants, which are reflected in the Company's operating results as increases/reductions in interest expense. The warrants vested on June 30, 2003 and expire on June 30, 2007. Also included for the three months ended September 30, 2005, was $0.7 million of income attributable to the reversal of certain liabilities of a business unit that we had closed during 2001.

Loss from continuing operations for the first nine months of 2005 was approximately $(2.5) million compared to a loss from continuing operations of $(5.6) million for the first nine months of 2004. Loss from continuing operations, after the deduction of preferred stock dividends and accretion of preferred stock beneficial conversion feature, was $(4.6) million, or $(0.07) per share basic, and $(5.6) million, or $(0.11) per share basic, for the nine-months ended September 30, 2005 and 2004, respectively. Included in the results for the first nine months of 2005 and 2004 was an interest reduction of $3.2 million and $1.3 million, respectively, as a result of the quarter-to-quarter revaluation of the warrants discussed above. Also, included in the results for the first nine months of 2005 was income of $0.9 million attributable primarily to the increase in the Company's ownership percentage of Digital Angel during the period as compared to an expense of $0.2 million in the same period in 2004.

"Applied Digital's results benefited from the growing traction for VeriChip Corporation," said Scott R. Silverman, Applied Digital's Chairman and CEO. "In addition to strong revenue growth, the higher proportion of sales from Digital Angel and VeriChip Corporation contributed to increased operating margins. We are also pleased by the growing number of hospitals that have adopted the VeriMed(TM) patient identification system, as 62 hospitals have agreed to implement the System, more than twice the number that we had previously indicated we hoped to sign by year-end."

Some of the highlights of the third quarter included:

•
Rapidly increasing adoption of the VeriMed system. 56 new hospitals nationwide agreed to adopt the VeriMed(TM) patient identification system for patient identification in the third quarter, bringing the total to 62, including 4 that adopted the system in October.

•
New product approval for Digital Angel Corporation. The Federal Aviation Administration approved Digital Angel's new satellite radio transceiver, called the CommPoint 3 Satcom Data Terminal that can track a wide variety of international commercial, military aircraft and ground vehicles in any weather condition, even when other traditional communication modes are disrupted.

•
Growing acceptance of the VeriMed system in the medical and scientific communities. VeriMed(TM) is now a component of the Hospital demonstration area of the IBM Solutions Experience Lab located in Austin, Texas. The IBM Solutions Experience Lab conducts approximately 260 tours annually for corporations and government agencies wishing to see demonstrations of functional, integrated hardware and software solutions for specific market sectors.

The Company's executives will host a conference call to discuss these results. This conference call will take place at 8:30 am EST today. Scott R. Silverman, Applied Digital's Chairman and Chief Executive Officer, Michael Krawitz, Executive Vice President and General Counsel and Evan Mckeown, Chief Financial Officer will host the call. Interested participants should call (800) 472-8309 when calling from the United States or (706) 643-9561 when calling internationally. Please reference Conference I.D. Number 1926168.

There will be a playback available until midnight, December 1, 2005. To listen to the playback, please call (800) 642-1687 when calling within the United States or (706) 645-9291 when calling internationally. Please use pass code 1926168 for the replay.

This call is being webcast and can be accessed at Applied Digital's web site at www.adsx.com until December 1, 2005. The conference call can be found under the subheadings, "Investor Relations" and then "Audio Archives."

About Applied Digital -- "The Power of Identification Technology"

Applied Digital develops innovative identification and security products for consumer, commercial, and government sectors worldwide. The Company's unique and often proprietary products provide identification and security systems for people, animals, the food supply, government/military arena, and commercial assets. Included in this diversified product line are RFID applications, end-to-end food safety systems, GPS/Satellite communications, and telecomm and security infrastructure, positioning Applied Digital as the leader in identification technology. Applied Digital is the owner of a majority position in Digital Angel Corporation (AMEX:DOC - News).

Statements about the Company's future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time, and the Company's actual results could differ materially from expected results. The Company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
BALANCE SHEETS DATA
(In thousands, except par value)

Assets
	September 30, 2005	December 31, 2004
Current Assets	(unaudited)
Cash and cash equivalents	$20,697	$30,839
Restricted cash	—	327
Accounts receivable and unbilled receivables - net	19,531	16,553
Inventories	12,347	8,115
Notes receivable	330	621
Other current assets	3,404	2,237

Total Current Assets	56,309	58,692
Property And Equipment, net	10,791	7,864
Notes Receivable, net	197	263
Goodwill, net	92,123	68,194
Other Assets, net	24,511	5,175

	$183,931	$140,188

Liabilities and Stockholders' Equity
Current Liabilities
Notes payable and current maturities of long-term debt	$7,553	$2,044
Accounts payable	12,418	9,318
Other accrued expenses	17,304	20,811
Net liabilities of discontinued operations	5,596	5,495

Total Current Liabilities	42,871	37,668
Long-Term Debt and Notes Payable	3,714	2,288
Other Long-Term Liabilities	10,932	5,075

Total Liabilities	57,517	45,031

Minority Interest	53,026	54,313

Total Stockholders' Equity	73,388	40,844

	$183,931	$140,188

APPLIED DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES
STATEMENTS OF OPERATIONS DATA
(In thousands, except per share data)
(Unaudited)

	For The Three Months-Ended September 30,		For The Nine-Months Ended September 30,
	2005	2004	2005	2004

Total revenue	27,805	27,726	79,138	80,565

Gross profit	11,534	7,631	31,532	22,937
Selling, general and administrative expense	12,457	8,926	33,150	25,730
Research and development	1,935	995	4,902	3,060
Depreciation and amortization	863	445	2,317	1,425
Interest and other income	(1,101)	(247)	(2,284)	(827)
Interest expense (reduction)	604	60	(2,151)	(389)

Loss from continuing operations before taxes, minority interest and gain (loss) attributable to capital transactions of subsidiary	(3,224)	(2,548)	(4,402)	(6,062)
(Provision) benefit for income taxes	(50)	14	(92)	(105)

Loss from continuing operations before minority interest and gain (loss) attributable to capital transactions of subsidiary	(3,274)	(2,534)	(4,494)	(6,167)
Minority interest	549	118	1,014	808
Net (loss) gain on capital transactions of subsidiary	—	(38)	411	(1,805)
Gain (loss) attributable to changes in minority interest as a result of capital transactions of subsidiary	46	(298)	528	1,593

Loss from continuing operations	(2,679)	(2,752)	(2,541)	(5,571)
Income (loss) from discontinued operations	47	202	47	(588)
Change in estimate on loss on disposal of discontinued operations and operating losses during the phase out period	--	70	(4)	2,184

Net loss	(2,632)	(2,480)	(2,498)	(3,975)
Preferred stock dividends	(73)	—	(1,573)	—
Accretion of beneficial conversion feature of Redeemable Preferred Stock - Series D	—	—	(474)	—

Net loss available to common stockholders	$(2,705)	$(2,480)	$(4,545)	$(3,975)

Loss per common share - basic
Loss from continuing operations	$(0.04)	$(0.05)	$(0.07)	$(0.11)
(Loss) income fromdiscontinued operations	(0.00)	0.00	(0.00)	0.03

Net loss per common share - basic	$(0.04)	$(0.05)	$(0.07)	$(0.08)

Loss per common share - diluted
Loss from continuing operations	$(0.04)	$(0.05)	$(0.08)	$(0.11)
(Loss) income from discontinued operations	(0.00)	0.00	(0.00)	0.03

Net loss per common share - diluted	$(0.04)	$(0.05)	$(0.08)	$(0.08)

Weighted average number of common shares outstanding - basic	65,333	51,195	61,569	50,003

Weighted average number of common shares outstanding - diluted	66,814	51,195	62,131	50,003
__________
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